As filed with the Securities and Exchange Commission on April 18, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SandRidge Energy, Inc.*

(Exact name of Registrant as specified in its charter)

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Delaware	20-8084793
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

(405) 429-5500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Tom L. Ward

Chairman and Chief Executive Officer

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(405) 429-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David H. Engvall, Esq.

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

(202) 662-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

* ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS

Exact Name of Additional Registrant as Specified in its Charter	State of Incorporation or Organization	IRS Employer Identification No.
Bandon Oil and Gas GP, LLC	Delaware	20-4839172
Bandon Oil and Gas, LP	Delaware	20-4839266
DBH, LLC	Delaware	27-1008714
Dynamic Offshore Resources NS Acquisition, Inc.	Delaware	26-2977639
Dynamic Offshore Resources NS Parent, Inc.	Delaware	20-4499452
Dynamic Offshore Resources NS, LLC	Texas	35-2190156
Dynamic Offshore Resources, LLC	Delaware	26-1084494
Integra Energy, L.L.C.	Texas	75-2887527
Lariat Services, Inc.	Texas	75-2500702
SandRidge Exploration and Production, LLC	Delaware	87-0776535
SandRidge Holdings, Inc.	Delaware	20-5878401
SandRidge Midstream, Inc.	Texas	75-2541148
SandRidge Offshore, LLC	Delaware	11-3758786
SandRidge Onshore, LLC	Delaware	47-0953489
SandRidge Operating Company	Texas	75-2541245
SandRidge Tertiary, LLC	Texas	20-1918006
SPN Resources, LLC	Louisiana	16-1671971

Note: Each subsidiary guarantor has the same principal executive office and agent for service as SandRidge Energy, Inc.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(3)
Primary Offering:
Debt securities(4)	(5)
Preferred stock, par value $0.001(4)	(5)
Common stock, par value $0.001	(5)
Warrants(4)	(5)
Guarantee of debt securities(6)	(5)
Secondary Offering:
Common stock, par value $0.001	73,961,554	$7.20	$532,523,189	$61,028

(1)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)	Pursuant to Rule 457(c) under the Securities Act, the offering price and registration fee are computed based on the average of the high and low prices reported for a share of common stock traded on the New York Stock Exchange on April 16, 2012, which was within five business days prior to the filing date hereof.

(3)	In reliance on Rule 456(b) and Rule 457(r) under the Securities Act, the registrant hereby defers payment of the registration fee required in connection with this Registration Statement, except with respect to the 73,961,554 shares of common stock that may be sold in the secondary offering, for which the registration fee is being paid.

(4)	Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of the debt securities, preferred stock or warrants being registered hereunder.

(5)	There is being registered hereunder such indeterminate number or amount of debt securities, preferred stock, common stock and warrants as may from time to time be issued by the registrant at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions.

(6)	Subsidiaries of SandRidge named as co-registrants may fully and unconditionally guarantee on an unsecured basis the debt securities of SandRidge. In accordance with Rule 457(n), no separate fee is payable with respect to the guarantee of the debt securities being registered.

PROSPECTUS

SandRidge Energy, Inc.

Debt Securities

Preferred Stock

Common Stock

Warrants

Guarantees of Debt Securities of SandRidge Energy, Inc.

This prospectus relates to the sale of debt securities, preferred stock, common stock and warrants by SandRidge Energy, Inc. (“SandRidge”). It also relates to the sale of guarantees of SandRidge’s debt securities by SandRidge’s subsidiaries Bandon Oil and Gas GP, LLC; Bandon Oil and Gas, LP; DBH, LLC; Dynamic Offshore Resources NS Acquisition, Inc.; Dynamic Offshore Resources NS Parent, Inc.; Dynamic Offshore Resources NS, LLC; Dynamic Offshore Resources, LLC; Integra Energy, L.L.C.; Lariat Services, Inc.; SandRidge Exploration and Production, LLC; SandRidge Holdings, Inc.; SandRidge Midstream, Inc.; SandRidge Offshore, LLC; SandRidge Onshore, LLC; SandRidge Operating Company; SandRidge Tertiary, LLC; and SPN Resources, LLC (collectively, the “Subsidiary Guarantors”).

This prospectus provides you with a general description of the securities that may be offered by SandRidge. The securities listed above may be sold from time to time in one or more offerings and in one or more classes or series. Any debt securities SandRidge offers pursuant to this prospectus may be fully and unconditionally guaranteed by the Subsidiary Guarantors. Each time securities are offered by SandRidge or the Subsidiary Guarantors, SandRidge will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered, including any guarantees by the Subsidiary Guarantors. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used by SandRidge or the Subsidiary Guarantors to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

This prospectus also relates to up to 73,961,554 shares of SandRidge’s common stock, which may be offered for sale by the selling stockholders named in this prospectus. See “Selling Stockholders.” SandRidge is registering the offer and sale of these shares of common stock to satisfy registration rights it has granted. See “Description of Common Stock and Preferred Stock—Registration Rights.”

The securities may be sold directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” A prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. A prospectus supplement will also show you the total amount of money that SandRidge or the selling stockholders will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents incorporated herein by reference, before you invest in any of the securities.

Investing in the securities involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 2 of this prospectus.

SandRidge’s common stock is listed on the New York Stock Exchange under the symbol “SD.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 18, 2012.

Certain of our reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this prospectus. We have not authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus or any prospectus supplement or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that may be offered by SandRidge. The securities described herein may be sold from time to time in one or more offerings and in one or more classes or series. Any debt securities SandRidge offers pursuant to this prospectus may be fully and unconditionally guaranteed by the Subsidiary Guarantors named in this prospectus or in a prospectus supplement. Each time securities are offered by SandRidge or the Subsidiary Guarantors, SandRidge will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered, including any guarantees by the Subsidiary Guarantors. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

This prospectus also relates to up to 73,961,554 shares of SandRidge common stock, which may be offered for sale by the selling stockholders named in this prospectus. See “Selling Stockholders.” SandRidge is registering the offer and sale of the shares of common stock to satisfy registration rights it has granted. See “Description of Common Stock and Preferred Stock—Registration Rights.”

You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “SandRidge,” “we” or “our” are to SandRidge Energy, Inc.

THE COMPANY

SandRidge is an independent oil and natural gas company concentrating on development and production activities related to the exploitation of its significant holdings in the Mid-Continent area of Oklahoma and Kansas and in the Permian Basin in west Texas as well as in the Gulf of Mexico, West Texas Overthrust and Gulf Coast. SandRidge also operates businesses that are complementary to its primary development and production activities, including gas gathering and processing facilities, an oil and natural gas marketing business and an oil field services business, including its wholly owned drilling rig business. SandRidge also captures and transports CO2 to the Permian Basin for use in tertiary recovery projects.

SandRidge’s principal executive offices are located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102 and its telephone number is (405) 429-5500. Its common stock is listed on the New York Stock Exchange under the symbol “SD.”

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and those that may be included in any prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

You should consider carefully the risks below together with all of the other information included in, or incorporated by reference into, this prospectus before deciding whether to invest in our securities.

Risks Related to Our Common Stock

The market price for shares of our common stock may be highly volatile and could be subject to wide fluctuations.

The market price for shares of our common stock may be highly volatile and could be subject to wide fluctuations. This volatility may affect the price at which you could sell our common stock. The price for our common stock could continue to be highly volatile and subject to price and volume fluctuations in response to market and other factors. Some of the factors that could negatively affect our share price include:

•	actual or anticipated variations in our reserve estimates and quarterly operating results;

•	liquidity and the registration of our common stock for public resale;

•	sales of our common stock by our stockholders;

•	changes in oil and natural gas prices;

•	changes in our cash flows from operations or earnings estimates;

•	publication of research reports about us or the exploration and production industry generally;

•	increases in market interest rates, which may increase our cost of capital;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	speculation in the press or investment community regarding our business;

•	large volume of sellers of our common stock with a relatively small volume of purchasers;

•	general market and economic conditions; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

We do not anticipate paying any dividends on our common stock in the foreseeable future.

We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock, as we intend to use cash flow generated by operations to expand our business. Our senior credit facility and the indentures governing our outstanding notes restrict our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict our ability to declare or pay cash dividends on our common stock.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock.

We may in the future issue previously authorized and unissued shares of our common stock and securities convertible or exchangeable for shares of our common stock, resulting in the dilution of the ownership interests of our present stockholders and purchasers of common stock offered hereby. As of March 31, 2012, we were authorized to issue 800 million shares of common stock and 50 million shares of preferred stock with preferences and rights as determined by our board of directors. As of April 18, 2012, there were approximately 490.4 million shares of our common stock outstanding (including shares issued in connection with our acquisition of Dynamic Offshore Resources, LLC (“Dynamic”)). Pursuant to our existing incentive compensation plans, as of March 31, 2012, we had approximately 7.9 million shares of our common stock available for future grant as stock options, restricted stock or other equity-based grants. At March 31, 2012, we also had 7.7 million shares of convertible perpetual preferred stock outstanding, which may be converted into approximately 90.1 million shares of common stock upon satisfaction of certain conditions. See “Description of Common Stock and Preferred Stock—Preferred Stock.” We may issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future private placements of our securities for capital raising purposes or for other business purposes. The potential issuance or sale of additional shares of common stock may create downward pressure on the trading price of our common stock.

Our certificate of incorporation and bylaws, as well as Delaware law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:

•	a classified board of directors, whereby only approximately one-third of our directors are elected each year;

•	limitations on the removal of directors;

•	limitations on the ability of our stockholders to call special meetings; and

•	advance notice provisions for stockholder proposals and nominations for elections to the board of directors to be acted upon at meetings of stockholders.

Delaware law prohibits us from engaging in any business combination with any “interested stockholder,” meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors.

Risks Related to Our Debt Securities

We may incur substantial additional indebtedness, including debt ranking equal to any new debt securities.

Subject to the restrictions in instruments governing our outstanding debt (including our senior credit facility), we and our subsidiaries may be able to incur substantial additional debt in the future. Although the instruments governing our outstanding debt contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and debt incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our current debt levels, the substantial leverage-related risks described above would increase.

If we or a Subsidiary Guarantor incur any additional debt that ranks equally with any new debt securities (or with the guarantee thereof), including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or such Subsidiary Guarantor. This may have the effect of reducing the amount of proceeds paid to you in connection with such a distribution.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior credit facility and the indentures governing our outstanding notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Your right to receive payments on the debt securities will be junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under our senior credit facility and each Subsidiary Guarantor’s obligations under its guarantee of our senior credit facility are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of substantially all of our wholly-owned subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior credit facility, the funds borrowed thereunder, together with accrued interest, could become immediately due and payable. If we were unable to repay such indebtedness, the lenders under our senior credit facility could foreclose on the pledged assets to the exclusion of holders of our unsecured debt securities, even if an event of default exists under the indentures governing such debt securities at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any Subsidiary Guarantor in a transaction permitted under the terms of the indentures governing our debt securities, then such Subsidiary Guarantor will be released from its guarantee automatically and immediately upon such sale. In any such event, if the debt securities are not secured by any of such assets or by the equity interests in any such Subsidiary Guarantor, it is possible that there would be no assets from which claims of holders of such debt securities could be satisfied or, if any assets existed, they might be insufficient to satisfy claims in full.

Our ability to repay our debt is affected by the cash flow generated by our subsidiaries.

Our subsidiaries own some of our assets and conduct some of our operations. Accordingly, repayment of our indebtedness will be dependent, in part, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are Subsidiary Guarantors, our subsidiaries will not have any obligation to pay amounts due on any new debt securities or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing any new debt securities may limit the ability of our subsidiaries to incur consensual encumbrances or restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations will be subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

Claims of holders of our debt securities will be structurally subordinated to claims of creditors of certain of our subsidiaries that will not guarantee the debt securities.

We conduct some of our operations through our subsidiaries, and certain of our immaterial domestic subsidiaries will not guarantee our debt securities. Subject to certain limitations, the indenture governing our debt securities will permit us to form or acquire additional subsidiaries that are not guarantors of the debt securities and to permit such non-guarantor subsidiaries to acquire additional assets and incur additional indebtedness. Holders of our debt securities would not have any claim as a creditor against any of our non-guarantor subsidiaries to the assets and earnings of those subsidiaries. The claims of the creditors of those subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims or those of our other subsidiaries as equity holders of the non-guarantor subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of the non-guarantor subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to us or to any of the Subsidiary Guarantors as equity, and thus be available to satisfy our obligations under our debt securities and other claims against us or the Subsidiary Guarantors.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on any new debt securities.

Any default under the agreements governing our indebtedness, including a default under our senior credit facility, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on any new debt securities and substantially decrease the market value of any new debt securities. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our senior credit facility and the indentures governing our outstanding notes), we could be in default under the terms of the agreements governing such indebtedness, including our senior credit facility and the indentures governing our outstanding notes. In the event of such default,

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our senior credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior credit facility to avoid being in default. If we breach our covenants under our senior credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Insolvency and fraudulent transfer laws and other limitations may preclude the recovery of payment under any new debt securities and the guarantees.

Any debt securities we offer pursuant to this prospectus may be guaranteed by certain of our subsidiaries. See “About the Subsidiary Guarantors.” Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to avoid all or a portion of the obligations of the Subsidiary Guarantors pursuant to their guarantees of any new debt securities, or to subordinate a Subsidiary Guarantor’s obligations under such guarantee to claims of its other creditors, reducing or eliminating the noteholders’ ability to recover under such guarantees. Although laws differ among these jurisdictions, in general, under applicable fraudulent transfer or conveyance laws, debt securities or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the Subsidiary Guarantors, as applicable, issued the debt securities or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the Subsidiary Guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the debt securities or incurring the guarantees and, in the case of (2) only, one of the following is also true:

•

we or any of the Subsidiary Guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the debt securities or the incurrence of the guarantees or subsequently become insolvent for other reasons;

•

the issuance of the debt securities or the incurrence of the guarantees left us or any of the Subsidiary Guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•

we or any of the Subsidiary Guarantors intended to, or believed that we or such Subsidiary Guarantor would, incur debts beyond our or such Subsidiary Guarantor’s ability to pay such debts as they mature; or

•

we or any of the Subsidiary Guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such Subsidiary Guarantor if, in either case, after final judgment, the judgment is unsatisfied.

Risks Related to Securities other than Our Common Stock

An active trading market for any new debt securities, preferred stock or warrants may not develop.

There will be no existing market for any new debt securities, preferred stock or warrants. New debt securities, preferred stock and warrants may not be listed on any securities exchange. There can be no assurance that a trading market for any of these securities will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for any of these securities, your ability to sell such securities or the price at which you will be able to sell such securities. Future trading prices of any new debt securities, preferred stock and warrants will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the debt securities and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the debt securities, to conversion of the preferred stock or exercise of the warrants;

•	outstanding amount of the debt securities, preferred stock or warrants; and

•	the terms related to optional redemption, if any, of the debt securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in or incorporated by reference into this prospectus, our filings with the SEC and our public releases, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements may include projections and estimates concerning capital expenditures, our liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, elements of our business strategy, compliance with governmental regulation of the oil and natural gas industry, including environmental regulations, statements regarding our acquisition of Dynamic, and other statements concerning our operations, economic performance and financial condition. Forward-looking statements are generally accompanied by words such as “estimate,” “assume,” “target,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “goal,” “should,” “intend” or other words that convey the uncertainty of future events or outcomes. We have based these forward-looking statements on our current expectations and assumptions about future events. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to, or effects on our business or results. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update or revise these statements unless required by law, and we caution you not to rely on them unduly. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties relating to, among other matters, the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2011 and our subsequent SEC filings and those factors summarized below, including the following:

•	risks associated with drilling oil and natural gas wells;

•	the volatility of oil and natural gas prices;

•	uncertainties in estimating oil and natural gas reserves;

•	the need to replace the oil and natural gas we produce;

•	our ability to execute our growth strategy by drilling wells as planned;

•	risks to our ability to drill productive, economically viable oil and natural gas wells;

•	risks and liabilities associated with acquired properties and risks related to the integration of acquired businesses;

•	amount, nature and timing of capital expenditures, including future development costs, required to develop our undeveloped areas;

•	concentration of operations in the Mid-Continent and west Texas;

•	economic viability of certain natural gas production in west Texas due to high CO2 content;

•	availability of natural gas production for our midstream services operations;

•	limitations of seismic data;

•	the potential adverse effect of commodity price declines on the carrying value of our oil and natural gas properties;

•	severe or unseasonable weather that may adversely affect production;

•	availability of satisfactory oil and natural gas marketing and transportation;

•	availability and terms of capital to fund capital expenditures;

•	amount and timing of proceeds of asset sales and asset monetizations;

•	substantial existing indebtedness;

•	limitations on operations resulting from debt restrictions and financial covenants;

•	potential financial losses or earnings reductions from commodity derivatives;

•	potential elimination or limitation of tax incentives;

•	competition in the oil and natural gas industry;

•	general economic conditions, either internationally or domestically or in the jurisdictions in which we operate;

•

costs to comply with current and future governmental regulation of the oil and gas industry, including environmental, health and safety laws and regulations, and regulations with respect to hydraulic fracturing; and

•	the need to maintain adequate internal control over financial reporting.

ABOUT THE SUBSIDIARY GUARANTORS

Certain of our subsidiaries, which we refer to as the “Subsidiary Guarantors” in this prospectus, may fully and unconditionally guarantee our payment obligations under any debt securities offered by this prospectus. The Subsidiary Guarantors are:

Bandon Oil and Gas GP, LLC

Bandon Oil and Gas, LP

DBH, LLC

Dynamic Offshore Resources NS Acquisition, Inc.

Dynamic Offshore Resources NS Parent, Inc.

Dynamic Offshore Resources NS, LLC

Dynamic Offshore Resources, LLC

Integra Energy, L.L.C.

Lariat Services, Inc.

SandRidge Exploration and Production, LLC

SandRidge Holdings, Inc.

SandRidge Midstream, Inc.

SandRidge Offshore, LLC

SandRidge Onshore, LLC

SandRidge Operating Company

SandRidge Tertiary, LLC

SPN Resources, LLC

Financial information concerning our Subsidiary Guarantors and non-guarantor subsidiaries will be included in our consolidated financial statements filed as part of our periodic reports filed pursuant to the Exchange Act to the extent required by the rules and regulations of the SEC.

Additional information concerning our subsidiaries and us is included in reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

Except as may be stated in any prospectus supplement, we intend to use the net proceeds from any sales of securities by us under this prospectus for general corporate purposes. We will not receive any proceeds from the sale of common stock by any selling stockholder named in this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table contains our consolidated ratios of earnings to fixed charges and ratios of earnings to fixed charges plus preferred stock dividends for the periods indicated.

	Year Ended December 31,
	2011	2010		2009		2008		2007
Ratio of earning to fixed charges	1.4	(a	)	(a	)	(a	)	1.6
Ratio of earnings to fixed charges and preferred dividends	1.1	(b	)	(b	)	(b	)	1.1

(a) Due to our losses for the years ended December 31, 2010, 2009 and 2008, the ratio of earnings to fixed charges was less than 1:1 for these periods. We would have needed to generate additional earnings of $257.1 million, $1,785.1 million and $1,480.9 million to achieve a ratio of 1:1 for the years ended December 31, 2010, 2009 and 2008, respectively.

(b) Due to our losses for the years ended December 31, 2010, 2009 and 2008, the ratio of earnings to fixed charges and preferred dividends was less than 1:1 for these periods. We would have needed to generate additional earnings of $294.6 million, $1,793.9 million and $1,497.1 million to achieve a ratio of 1:1 for the years ended December 31, 2010, 2009 and 2008, respectively.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures among us, the Subsidiary Guarantors of such debt securities, if any, and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called the “Indentures.”

The debt securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

Unless the debt securities are guaranteed by our subsidiaries as described below, the rights of SandRidge and our creditors, including holders of the debt securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures will provide that debt securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the Maturity, principal and interest, but those terms must be consistent with the Indentures. The debt securities will be our unsecured obligations.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined in the Subordinated Indenture) as described under “—Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the debt securities will be convertible into our common stock or other securities.

If specified in the prospectus supplement with respect to a particular series of debt securities, the Subsidiary Guarantors will fully and unconditionally guarantee (the “Subsidiary Guarantee”) that series as described under “—Subsidiary Guarantee” and in the prospectus supplement. Each Subsidiary Guarantee will be an unsecured obligation of the Subsidiary Guarantor. A Subsidiary Guarantee of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt.

The applicable prospectus supplement will set forth the price or prices at which the debt securities to be issued will be offered for sale and will describe the following terms of such debt securities:

(1)	the title of the debt securities;

(2)	the price or prices of the debt securities;

(3)	whether the debt securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(4)	whether any Subsidiary Guarantor will provide a Subsidiary Guarantee of the debt securities;

(5)	any limit on the aggregate principal amount of the debt securities;

(6)	each date on which the principal of the debt securities will be payable;

(7)	the interest rate or rates (which may be fixed or variable) at which the debt securities will bear interest or the method of determining such rate or rates, the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

(8)	the currency or currencies in which the debt securities will be denominated, if other than U.S. dollars, the place or places, if any, in addition to or instead of the corporate trust office of the trustee or the principal office of the Trustee, where the principal, premium and interest with respect to the debt securities will be payable or the method of such payment, if by wire transfer, mail or other means;

(9)	any terms upon which the debt securities may be redeemed, in whole or in part, at our option;

(10)	any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the debt securities;

(11)	the portion of the principal amount, if less than all, of the debt securities that will be payable upon declaration of acceleration of the Maturity of the debt securities;

(12)	any addition to or change in the provisions of the Indentures dealing with defeasance;

(13)	any addition to or change in the Events of Default;

(14)	whether the debt securities are convertible into our common stock or other securities and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(15)	if other than denominations of $1,000 or any integral multiple thereof, the denominations in which the debt securities will be issuable;

(16)	any addition to or change in the covenants in the Indenture applicable to the debt securities; and

(17)	any other terms of the debt securities not inconsistent with the provisions of the applicable Indenture.

Debt securities, including any debt securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special U.S. federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•

the applicability and effect of such provisions upon any payment or distribution with respect to that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshalling of assets or any bankruptcy, insolvency or similar proceedings;

•

the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods during which we will be prohibited from making payments on the Subordinated Debt Securities; and

•

the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “—Legal Defeasance and Covenant Defeasance.”

Subsidiary Guarantee

If specified in the prospectus supplement, one or more of the Subsidiary Guarantors will guarantee the debt securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee of the Subsidiary Guarantor.

Subject to the limitations described below and in the prospectus supplement, one or more of the Subsidiary Guarantors will jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at Stated Maturity, by acceleration, call for redemption, offer to purchase or otherwise, of all our payment obligations under the Indentures and the debt securities of a series, whether for principal of, premium, if any, or interest on the debt securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.

In the case of Subordinated Debt Securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture.

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Subsidiary Guarantee will be a continuing guarantee and will:

(1)	remain in full force and effect until either (a) payment in full of all the applicable debt securities (or such debt securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

(2)	be binding upon each Subsidiary Guarantor; and

(3)	inure to the benefit of and be enforceable by the applicable Trustee, the holders and their successors, transferees and assigns.

In the event that (a) a Subsidiary Guarantor ceases to be a Subsidiary, (b) either legal defeasance or covenant defeasance occurs with respect to the series or (c) all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the debt securities of each series.

Global Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more “Global Securities” that will have an aggregate principal amount equal to that of the debt securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Notwithstanding any provision of the Indentures or any debt security described in this prospectus, no Global Security may be exchanged in whole or in part for debt securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1)	the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2)	an Event of Default with respect to the debt securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated debt securities; or

(3)	other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All certificated debt securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of such Global Security and the debt securities that it represents for all purposes under the debt securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any debt securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange for those interests and will not be considered to be the owners or holders of such Global Security or any debt securities that is represents for any purpose under the debt securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the holder of the security. The laws of some jurisdictions may require that some purchasers of debt securities take physical delivery of such debt securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantors, the Trustee or the agents of us, the Subsidiary Guarantors or the Trustee will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor securities) is registered at the close of business on the regular record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time, except that at our option payment of any interest on debt securities in certificated form may be made by check mailed to the address of the person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole paying agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole paying agent for payment with respect to Subordinated Debt Securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying Agent in each Place of Payment for the debt securities of a particular series.

All money paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter, as an unsecured general creditor, may look only to us for payment.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any person (a “successor person”), and may not permit any person to consolidate with or merge into us, unless:

(1)	the successor person (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes our obligations on the debt securities and under the Indentures;

(2)	immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3)	several other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met.

The successor person (if not us) will be substituted for us under the applicable Indenture with the same effect as if it had been an original party to such Indenture, and, except in the case of a lease, we will be relieved from any further obligations under such Indenture and the debt securities.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to debt securities of any series:

(1)	failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2)	failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3)	failure to perform or comply with the provisions described above under “—Consolidation, Merger and Sale of Assets”;

(4)	failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such Indenture;

(5)	certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

(6)	if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture).

If an Event of Default (other than an Event of Default with respect to us described in clause (5) above) with respect to the debt securities of any series at the time outstanding occurs and is continuing, either the applicable Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice as provided in the Indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an Original Issue Discount Debt Security, such portion of the principal amount of such debt security as may be specified in the terms of such debt security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to us described in clause (5) above with respect to the debt securities of any series at the time outstanding occurs, the principal amount of all the debt securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration and its consequences, but before a judgment or decree based on acceleration, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default with respect to that series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, see “—Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustee in case an Event of Default has occurred and is continuing, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders, unless such holders have offered to such Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1)	such holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the debt securities of that series;

(2)	the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable security or indemnity, to the Trustee to institute such proceeding as trustee; and

(3)	the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security or, if applicable, to convert such debt security.

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults.

Modification and Waiver

We may modify or amend an Indenture without the consent of any holders of the debt securities in certain circumstances, including:

(1)	to evidence the succession under the Indenture of another person to us or any Subsidiary Guarantor and to provide for its assumption of our or such Subsidiary Guarantor’s obligations to holders of debt securities;

(2)	to make any changes that would add any additional covenants for the benefit of the holders of debt securities or to surrender any right or power conferred upon us in the Indenture;

(3)	to add any additional Events of Default;

(4)	to provide for uncertificated notes in addition to or in place of certificated notes;

(5)	to secure the debt securities;

(6)	to establish the form or terms of any series of debt securities;

(7)	to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee;

(8)	to cure any ambiguity and to correct or supplement any provision that may be defective or inconsistent with any other provision of the applicable Indenture;

(9)	to add Subsidiary Guarantors;

(10)	in the case of any Subordinated Debt Security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of Senior Debt; or

(11)	to make any other provisions with respect to matters or questions arising under the applicable Indenture so long as such action does not adversely affect the interests of the holders of debt securities of any series in any material respect.

Other modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security;

(2)	reduce the principal amount of, or any premium or interest on, any debt security;

(3)	reduce the amount of principal of an Original Issue Discount Security or any other debt security payable upon acceleration of the Maturity thereof;

(4)	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

(5)	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any debt security;

(6)	modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the holders of the Subordinated Debt Securities;

(7)	except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

(8)	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture;

(9)	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(10)	modify such provisions with respect to modification, amendment or waiver; or

(11)	following the making of an offer to purchase debt securities from any holder that has been made pursuant to a covenant in such Indenture, modify such covenant in a manner adverse to such holder.

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series.

Each of the Indentures provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1)	the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of Maturity to such date;

(2)	if, as of such date, the principal amount payable at the Stated Maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security;

(3)	the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a debt security described in clause (1) or (2) above, of the amount described in such clause); and

(4)	certain debt securities, including those owned by us, any Subsidiary Guarantor or any of our other affiliates, will not be deemed to be outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, only persons who are holders of outstanding debt securities of that series on the record date may take such action. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(1)	either:

(a) all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all outstanding debt securities of that series that have been not delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2)	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the debt securities of that series; and

(3)	we have delivered an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the debt securities of that series have been satisfied.

Legal Defeasance and Covenant Defeasance

To the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have our obligations discharged under provisions relating to defeasance and discharge of indebtedness, which we call “legal defeasance,” or relating to defeasance of certain restrictive covenants applied to the debt securities of any series, or to any specified part of a series, which we call “covenant defeasance”. If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an Event of Default related to the specified covenants. If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantee will terminate.

The applicable prospectus supplement will describe the procedures we must follow in order to exercise our defeasance options.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the Security Register.

Governing Law

The Indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

We will enter into the Indentures with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities. We may maintain a banking relationship in the ordinary course of business with the Trustee and one or more of its affiliates. The applicable prospectus supplement will provide additional information about the Trustee, including provisions with respect to resignation and removal of the Trustee, limitations on the Trustee if it is our creditor and certificates and opinions to be furnished by us to the Trustee.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Set forth below is a description of the material terms of our common stock and preferred stock. However, this description is not complete and is qualified by reference to our certificate of incorporation and bylaws and description of our common stock in our registration statement on Form 8-A incorporated herein by reference. See “Where You Can Find More Information.”

Authorized and Outstanding Shares

Our authorized capital stock consists of 800 million shares of common stock, par value $0.001 per share, and 50 million shares of preferred stock, par value $0.001 per share. As of April 18, 2012, there were approximately 490.4 million shares of our common stock outstanding (including shares issued in connection with our acquisition of Dynamic). Pursuant to our existing incentive compensation plans, as of March 31, 2012, we had approximately 7.9 million shares of our common stock available for future grant as stock options, restricted stock or other equity-based grants. At March 31, 2012, we also had 7.7 million shares of convertible perpetual preferred stock outstanding, which may be converted into approximately 90.1 million shares of common stock upon satisfaction of certain conditions.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share of common stock has one vote on all matters voted on by our stockholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors may, without any action by holders of the common stock:

•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix or change the number of shares constituting any class or series of preferred stock; and

•	establish or change the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over its then-prevailing market price.

8.5% Convertible Perpetual Preferred Stock.

Our 8.5% convertible perpetual preferred stock was issued in January 2009. Each share of 8.5% convertible perpetual preferred stock has a liquidation preference of $100.00 and is convertible at the holder’s option at any time initially into approximately 12.4805 shares of common stock based on an initial conversion price of $8.01, subject to adjustments upon the occurrence of certain events. Each holder of the convertible perpetual preferred stock is entitled to an annual dividend of $8.50 per share to be paid semi-annually in cash, common stock or a combination thereof, at our election. All dividend payments to date have been paid in cash. The 8.5% convertible perpetual preferred stock is not redeemable by us at any time. After February 20, 2014, we may cause all outstanding shares of the 8.5% convertible perpetual preferred stock to convert automatically into common stock at the then-prevailing conversion rate if certain conditions are met.

6.0% Convertible Perpetual Preferred Stock.

Our 6.0% convertible perpetual preferred stock was issued in December 2009. Each share of the 6.0% convertible perpetual preferred stock has a liquidation preference of $100.00 and is entitled to an annual dividend of $6.00 payable semi-annually in cash, common stock or any combination thereof, at our election. All dividend payments to date have been paid in cash. The 6.0% convertible perpetual preferred stock is not redeemable by us at any time. Each share is initially convertible into approximately 9.2115 shares of common stock, at the holder’s option based on an initial conversion price of $10.86 and subject to customary adjustments in certain circumstances. After December 21, 2014, we may cause all outstanding shares of the 6.0% convertible preferred stock to convert automatically into common stock at the then-prevailing conversion price as long as all dividends accrued at that time have been paid.

7.0% Convertible Perpetual Preferred Stock.

Our 7.0% convertible perpetual preferred stock was issued in November 2010. Each share of the 7.0% convertible preferred stock has a liquidation preference of $100.00 per share and became convertible at the holder’s option on February 15, 2011, initially into approximately 12.8791 shares of common stock based on an initial conversion price of $7.76 per share. The annual dividend on each share of the 7.0% convertible preferred stock is $7.00 payable semi-annually, in cash, common stock or a combination thereof, at our election beginning on May 15, 2011. All dividend payments to date have been paid in cash. The 7.0% convertible perpetual preferred stock is not redeemable by us at any time. After November 20, 2015, we may cause all outstanding shares of the 7.0% convertible perpetual preferred stock to convert automatically into common stock at the then-prevailing conversion rate if certain conditions are met.

Registration Rights

On February 1, 2012, we and Dynamic Offshore Holding, LP (“Dynamic Seller”) entered into a registration rights agreement pursuant to which we agreed to file with the SEC an automatic shelf registration statement relating to the resale of 73,961,554 shares of our common stock (“registrable shares”), which were issued as partial consideration for our purchase of Dynamic and its subsidiaries from Dynamic Seller in April 2012. The automatic shelf registration statement of which this prospectus forms a part satisfies our obligation under the registration rights agreement to file such a registration statement. Under the registration rights agreement, we also agreed to use our reasonable best efforts to keep such shelf registration statement continuously effective, subject to certain conditions and other limitations.

If we are not eligible to use a shelf registration statement, we have agreed to post-effectively amend the shelf registration statement or file a new registration statement on Form S-3, in order to permit a registered offering of the registrable shares. Further, we accorded certain holders of the registrable shares demand registration rights and, in connection therewith, agreed to undertake a limited number of underwritten offerings in respect of such shares, subject to certain conditions and other limitations. In addition, we agreed that holders of registrable shares may participate in a registration of our common stock in the future, subject to certain conditions and other limitations.

The registration rights agreement contains a two-year standstill provision, pursuant to which holders of registrable shares are prohibited from making certain acquisitions of our common stock, making acquisition proposals to or for SandRidge and taking other specified actions during such period, subject to certain conditions and other limitations.

Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Classified Board

Only one of three classes of our directors is elected each year.

Amendment of the Bylaws

Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our certificate of incorporation and bylaws grant our board the power to adopt, amend and repeal our bylaws.

Special Meetings of Stockholders

Our certificate of incorporation and bylaws permit our stockholders to call special meetings of stockholders upon the request of holders of shares representing at least fifty percent of the vote entitled to be cast at such meeting.

Other Limitations on Stockholder Actions

Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. In addition, the ability of our stockholders to remove directors without cause is precluded.

Limitation of Liability of Directors

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same may exist from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	for any breach of the director’s duty of loyalty to us or to our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

•	for unlawful payment of a dividend or unlawful stock purchase or stock redemption; and

•	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions is to eliminate our rights and our stockholders’ rights, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Business Combination under Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholders. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•	our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained the status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and issued employee stock plans, under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•

the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3 % of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by the anti-takeover law. This election would become effective 12 months after the adoption of the amendment and would not apply to any business combination with any person who became an interested stockholder on or before the adoption of the amendment.

Listing of Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “SD.”

Transfer Agent and Registrar

The transfer agent and registrar for our common and preferred stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock, preferred stock and debt securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1)	the number of shares of common stock, preferred stock and debt securities purchasable upon exercise of the warrants and the price at which such number of shares of common stock and preferred stock and debt securities may be purchased upon exercise of the warrants;

(2)	the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3)	U.S. federal income tax consequences applicable to the warrants;

(4)	the amount of the warrants outstanding as of the most recent practicable date; and

(5)	any other terms of the warrants.

Warrants will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock and preferred stock and debt securities at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, preferred stock or debt securities, as applicable, including the right to receive payments of any dividends on the common stock or preferred stock or interest on any debt securities purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

SELLING STOCKHOLDERS

This prospectus covers the offering of up to 73,961,554 shares of our common stock by the selling stockholders identified below. The selling stockholders listed below may from time to time offer and sell pursuant to this prospectus all 73,961,554 shares of common stock. Any selling stockholders offering for sale any shares of common stock not included in the table below will be identified in a prospectus supplement.

The following table sets forth certain information regarding the selling stockholders’ beneficial ownership of our common stock. Except as set forth below or in any prospectus supplement, none of the selling stockholders selling pursuant to this prospectus has held any position or office with, been employed by, or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of this prospectus. All of the selling stockholders received their shares of common stock from Dynamic Offshore Holding, LP (referred to in this prospectus as Dynamic Seller) in a liquidating distribution of the shares issued to it by us as partial consideration for our acquisition of Dynamic Seller’s wholly owned subsidiary, Dynamic Offshore Resources, LLC (referred to in this prospectus as Dynamic), in April 2012. We are registering these 73,961,554 shares of our common stock for sale by the selling stockholders named below pursuant to the registration rights agreement between Dynamic Seller and us described above under “Description of Common Stock and Preferred Stock—Registration Rights.”

The information presented below is based solely on our review of information provided by the selling stockholders, and approximately 490.4 million shares of our common stock being outstanding (including shares issued in connection with our acquisition of Dynamic) as of April 18, 2012.

	Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock That May Be Sold	Common Stock Beneficially Owned After Offering
Name of Selling Stockholder	Number of Shares	Percentage		Number of Shares	Percentage
Kenneth A. Bloch	138,181	*	138,181	0	0%
Dan Bomersbach(1)	93,988	*	93,988	0	0%
James E. Brokmeyer(1)(2)	332,897	*	332,897	0	0%
James A. Crocker III(1)	164,102	*	164,102	0	0%
Michael Dane	66,767	*	66,767	0	0%
Lacey K. Davis 2011 Trust(3)	80,051	*	80,051	0	0%
Leslie Demny(1)	60,850	*	60,850	0	0%
Richard J. Farmer(1)	146,003	*	146,003	0	0%
Farrar Children’s Trust(4)	92,207	*	92,207	0	0%
Phillip L. Flato(1)	139,970	*	139,970	0	0%
Dennis M. Giovannetti(1)	139,970	*	139,970	0	0%
Ingrid Hillhouse(1)	139,970	*	139,970	0	0%
Edna E. Hunt(1)	60,726	*	60,726	0	0%
Gary G. Janik(1)(5)	336,572	*	336,572	0	0%
Kyle Z. Janik 2011 Trust(6)	80,051	*	80,051	0	0%
John Y. Jo(1)(7)	577,182	*	577,182	0	0%
Thomas R. Lamme(8)	222,378	*	222,378	0	0%
Lori M. Mauzy(1)	152,043	*	152,043	0	0%
George M. McCarroll(9)	3,662,924	*	3,662,924	0	0%
Emily Ann McCarroll 2011 Trust (4)	285,238	*	285,238	0	0%
Kathryn Ryan McCarroll 2011 Trust (4)	285,238	*	285,238	0	0%
Taylor Matthew McCarroll 2011 Trust (4)	285,238	*	285,238	0	0%
Scott Moore(1)	138,652	*	138,652	0	0%
MOR DOH Holdings, LLC(10)	5,475,087	1.11%	5,475,087	0	0%
Mark R. Mozell(1)	141,279	*	141,279	0	0%
Carey J. Naquin(1)(11)	344,680	*	344,680	0	0%
R/C Dynamic Holdings, L.P.(12)	1,402,425	*	1,402,425	0	0%
R/C Energy IV Dynamic Partnership, L.P.(12)	15,591,065	3.18%	15,591,065	0	0%
Riverstone/Carlyle Global Energy and Power Fund IV, L.P.(12)	4,882,186	1.00%	4,882,186	0	0%
Riverstone/Carlyle Global Energy and Power Fund IV (FT), L.P.(12)	29,495,212	6.01%	29,495,212	0	0%
John P. Seeger(1)	117,485	*	117,485	0	0%
SESI, L.L.C. (13)	5,322,727	1.09%	5,322,727	0	0%
John H. Smith(1)(14)	524,647	*	524,647	0	0%
William B. Swingle(1)(15)	135,238	*	135,238	0	0%
Superior Energy Investments, L.L.C.(13)	1,719,534	*	1,719,534	0	0%
Howard M. Tate(16)	502,361	*	502,361	0	0%
Grace Ann Tate 2011 Trust (17)	63,713	*	63,713	0	0%
Hannah Kathryn Tate 2011 Trust(17)	63,713	*	63,713	0	0%
Terry Thibodeaux(1)	195,964	*	195,964	0	0%
Randy L. Willmon(1)	152,043	*	152,043	0	0%
Benjamin E. Winkelman(1)	150,997	*	150,997	0	0%

*	Less than one percent.
(1)	The selling stockholder is an employee of SandRidge Operating Company as of the date of this prospectus.
(2)	James E. Brokmeyer serves as Dynamic’s vice president.
(3)	Lacey K. Davis, as trustee of the Lacey K. Davis 2011 Trust, exercises sole voting and investment power with respect to the shares listed.
(4)	Melanie McCarroll Farrar, as trustee of each of the Farrar Children’s Trust, Emily Ann McCarroll 2011 Trust, Kathryn Ryan McCarroll 2011 Trust and Taylor Matthew McCarroll 2011 Trust, exercises sole voting and investment power with respect to the shares listed.
(5)	Gary G. Janik serves as Dynamic’s senior vice president.
(6)	Kyle Z. Janik, as trustee of the Kyle Z. Janik 2011 Trust, exercises sole voting and investment power with respect to the shares listed.
(7)	John Y. Jo serves as Dynamic’s senior vice president.
(8)	Thomas R. Lamme previously served as the general counsel of Dynamic.
(9)	George M. McCarroll previously served as president, chief executive officer and chairman of the board of Dynamic.
(10)	Michael Moreno and Tiffany Moreno share voting and investment power with respect to the shares listed.
(11)	Carey J. Naquin serves as Dynamic’s vice president.
(12)	Riverstone/Carlyle Energy Partners IV, L.P., a Delaware limited partnership, is the general partner of each of R/C Dynamic Holdings, L.P., R/C Energy IV Dynamic Partnership, L.P., Riverstone/Carlyle Global Energy and Power Fund IV, L.P. and Riverstone/Carlyle Global Energy and Power Fund IV (FT), L.P. (collectively, the “R/C Entities”); however, its general partner, R/C Energy GP IV, LLC, a Delaware limited liability company, exercises investment discretion and control over the shares held by each of the R/C Entities. Accordingly, R/C Energy GP IV, LLC and Riverstone/Carlyle Energy Partners IV, L.P. may each be deemed to share beneficial ownership of the shares of our common stock owned of record by each of the R/C Entities. R/C Energy GP IV, LLC is managed by an eight person managing board. Pierre F. Lapeyre, Jr., David M. Leuschen, Andrew W. Ward, Michael B. Hoffman, Lord John Browne, N. John Lancaster, Daniel A. D’Aniello and Edward J. Mathias, as the members of the managing board of R/C Energy GP IV, LLC, may be deemed to share beneficial ownership of the shares beneficially owned by each of the R/C Entities. Such individuals expressly disclaim any such beneficial ownership.
(13)	SESI, L.L.C. and Superior Energy Investments, L.L.C. are both wholly-owned subsidiaries of Superior Energy Services, Inc., a publicly traded company listed on the New York Stock Exchange. David Dunlap is the chief executive officer of Superior Energy Services, Inc. and has dispositive and voting control of the shares owned by the selling stockholder. Mr. Dunlap expressly disclaims any beneficial ownership of such shares.
(14)	John H. Smith serves as Dynamic’s vice president.
(15)	William B. Swingle serves as Dynamic’s vice president.
(16)	Howard M. Tate is an employee of SandRidge Operating Company through April 30, 2012 and previously served as the chief financial officer of Dynamic.
(17)	Rachelle Davis, as trustee of each of the Grace Ann Tate 2011 Trust and the Hannah Kathryn Tate 2011 Trust, exercises sole voting and investment power with respect to the shares listed.

Any selling stockholder that is a registered broker-dealer is an “underwriter” within the meaning of the Securities Act. In addition, any selling stockholder that is an affiliate of a registered broker-dealer is an “underwriter” within the meaning of the Securities Act if such selling stockholder (a) did not acquire its shares of common stock in the ordinary course of business or (b) had an agreement or understanding, directly or indirectly, with any person to distribute the common stock. To our knowledge, no selling stockholder that is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

The selling stockholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the shares of our common stock since the date on which the information in the above table was provided to us. In addition, information about the selling stockholders may change over time.

Because the selling stockholders may offer all or some of their shares of our common stock from time to time, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon the termination of any particular offering by such selling stockholders. Please refer to “Plan of Distribution.”

All expenses incurred with the registration of common stock owned by the selling stockholders set forth in the table above will be borne by us. However, we will not receive any of the proceeds from the sales of common stock by the selling stockholders.

PLAN OF DISTRIBUTION

We and the selling stockholders may from time to time sell or distribute the securities included in this prospectus through underwriters, agents or dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above under “Selling Stockholders” and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

We and the selling stockholders may also sell some or all of the securities included in this prospectus through:

•	a block trade in which a broker-dealer will attempt to sell the securities as agent but may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we and the selling stockholders may enter into option or other types of transactions that require us or a selling stockholder to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares under this prospectus. We and the selling stockholders may enter into hedging transactions with respect to our securities. For example, we and the selling stockholders may:

•	enter into transactions involving short sales of our common stock by broker-dealers;

•	sell common stock short and deliver shares to close out short positions;

•	enter into option or other types of transactions that require the delivery of shares of common stock to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

•	loan or pledge shares of our common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We and the selling stockholders may enter into derivative transactions with third parties. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any selling stockholder or borrowed from us or any selling stockholder to settle those sales or to close out any related open borrowings of shares, and may use securities received from us or any selling stockholder in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter, and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part). In addition, we and the selling stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

We and the selling stockholders may sell securities not covered by this prospectus to third parties in privately negotiated transactions. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act may be sold under Rule 144 or such other exemption rather than pursuant to this prospectus. Securities covered by this prospectus may also be sold directly by us or the selling stockholders. In this case, no underwriters or agents would be involved, and a prospectus supplement may not be filed.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We and the selling stockholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their respective affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Any broker-dealers or other persons acting on our or any selling stockholder’s behalf that participate in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, neither SandRidge nor any selling stockholder is a party to any agreement, arrangement or understanding with any underwriter, broker or dealer with respect to the offer or sale of the securities pursuant to this prospectus. Upon entering into, or upon notification by a selling stockholder that it has entered into, any material arrangement with an underwriter, broker or dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter, broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the applicable seller;

•	the number of securities being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker, dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters, brokers or dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will, to the extent required, promptly file a supplement to this prospectus to specifically name such person as a selling stockholder.

Further, at the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

There is currently no market for any of the securities offered by this prospectus, other than the shares of common stock, which are listed on the New York Stock Exchange. If the securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for any securities other than the common stock. We have no current plans for listing the debt securities on any securities exchange; any such listing with respect to any particular debt securities will be described in the applicable prospectus supplement.

If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market.

Pursuant to a requirement by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker-dealer in connection with the sale of any securities being registered by this prospectus may not be greater than eight percent (8%) of the offering proceeds received by us and any selling stockholders.

If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Rule 5121.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 regarding the securities offered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding SandRidge and the securities offered by this prospectus, you may wish to review the full registration statement, including its exhibits and schedules.

The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website on the Internet at http://www.sec.gov. The registration statement of which this prospectus forms a part can be downloaded from the SEC’s website.

We file annual, quarterly and current reports and other information with the SEC (File No. 001-33784) pursuant to the Exchange Act. You may read and copy any documents that are filed at the SEC’s public reference room and obtain copies of these documents at prescribed rates from the public reference section room. These documents can also be downloaded from the SEC’s website.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•

our Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 27, 2012, as amended by Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 20, 2012;

•	our Current Reports on Form 8-K filed on February 3, 2012, February 27, 2012, April 2, 2012 (under items 1.01, 8.01 and 9.01 of Form 8-K only), April 4, 2012, April 9, 2012 and April 17, 2012; and

•

the description of our common stock contained in our registration statement on Form 8-A dated October 30, 2007, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

These reports contain important information about us, our financial condition and our results of operations.

All future documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) before the termination of each offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost by writing or telephoning us at the following address or telephone number: SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attn: General Counsel, Telephone (405) 429-5500.

We also maintain a website at http://www.sandridgeenergy.com. However, the information on our website is not part of this prospectus.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by Covington & Burling LLP, Washington, D.C.; Philip T. Warman, SandRidge’s Senior Vice President, General Counsel and Secretary; and Thompson & Knight LLP, Houston, Texas. Mr. Warman is paid a salary by us, is a participant in our equity compensation plans and owns shares of our common stock. Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The financial statements of SandRidge and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements for the year ended December 31, 2011 of Dynamic incorporated in this prospectus by reference to our current report on Form 8-K filed with the SEC on April 9, 2012 have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its report dated March 29, 2012 and incorporated by reference herein.

The statements of revenues and direct operating expenses of certain oil and natural gas interests in the Gulf of Mexico acquired by Dynamic from Exxon Mobil Corporation in August 2011 for the years ended December 31, 2010 and 2009 incorporated in this prospectus by reference to our current report on Form 8-K filed with the SEC on April 9, 2012 have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its report dated November 8, 2011 and incorporated by reference herein.

Certain estimates of SandRidge’s reserves of oil and natural gas that are incorporated by reference in this prospectus were based in part upon engineering reports prepared by independent petroleum engineers Netherland, Sewell & Associates, Inc., DeGolyer and MacNaughton and Lee Keeling and Associates, Inc. These estimates are referred to or incorporated by reference herein in reliance on the authority of such firms as experts in such matters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution

Set forth below are the expenses (other than underwriting discounts and commissions, which will be set forth in a prospectus supplement, if any) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. All of the following amounts, other than the SEC registration fee, are estimates.

SEC registration fee	$61,028	*
Legal fees and expenses	$100,000
Accounting fees and expenses	$100,000
Printing and engraving expenses	$200,000
Trustee fees and expenses	$20,000
Rating agency fees	$500,000
Miscellaneous	$20,000

TOTAL	$1,001,028	*

*	Except with respect to the shares of SandRidge’s common stock to be sold by the selling stockholders, the registrant is deferring payment of the SEC registration fee in reliance on Rule 456(b) and Rule 457(r).

The selling stockholders named in this prospectus will not bear any portion of the foregoing expenses.

ITEM 15.	Indemnification of Directors and Officers

Article Nine of our certificate of incorporation contains a provision, permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”), limiting the personal monetary liability of directors for breach of fiduciary duty as a director. Our certificate of incorporation and the DGCL provide that such provision does not eliminate or limit liability (a) for any breach of the director’s duty of loyalty to SandRidge or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (d) for any transaction from which the director derived an improper benefit.

Article VI of our amended and restated bylaws provides for indemnification of our officers, directors and employees to the extent authorized by the DGCL. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

We have entered into indemnification agreements with all of our directors and all of our executive officers. These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the DGCL. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

The indemnification agreements cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of us or any of our affiliates, or is or was serving at our request in such a position for another entity. The indemnification agreements also obligate us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

We have obtained director and officer liability insurance for the benefit of each of the above indemnitees. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of the indemnitees are named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

The above discussion of our certificate of incorporation and amended and restated bylaws and the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by reference to our certificate of incorporation and amended and restated bylaws and the DGCL.

ITEM 16.	Exhibits

See Exhibit Index.

ITEM 17.	Undertakings

Each undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs 1(i), 1(ii) and 1(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

8.	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of such Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, in the State of Oklahoma, on April 18, 2012.

SandRidge Energy, Inc.

By:	/s/ James D. Bennett
Name: James D. Bennett
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tom L. Ward, Philip T. Warman and Justin P. Byrne, and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any and all amendments to this Registration Statement (including post-effective amendments) and any other related registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act of 1933, and to file the same, with all supplements and exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tom L. Ward Tom L. Ward	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 18, 2012

/s/ James D. Bennett James D. Bennett	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 18, 2012

/s/ Randall D. Cooley Randall D. Cooley	Senior Vice President—Accounting (Principal Accounting Officer)	April 18, 2012

/s/ Jim J. Brewer, Jr. Jim J. Brewer, Jr.	Director	April 18, 2012

/s/ Everett R. Dobson Everett R. Dobson	Director	April 18, 2012

/s/ William A. Gilliland William A. Gilliland	Director	April 18, 2012

/s/ Daniel W. Jordan Daniel W. Jordan	Director	April 18, 2012

/s/ Roy T. Oliver, Jr. Roy T. Oliver, Jr.	Director	April 18, 2012

/s/ Jeffrey S. Serota Jeffrey S. Serota	Director	April 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, in the State of Oklahoma, on April 18, 2012.

Bandon Oil and Gas GP, LLC
Bandon Oil and Gas, LP
DBH, LLC
Dynamic Offshore Resources NS Acquisition, Inc.
Dynamic Offshore Resources NS, LLC
Dynamic Offshore Resources, LLC
Integra Energy, L.L.C.
Lariat Services, Inc.
SandRidge Exploration and Production, LLC
SandRidge Holdings, Inc.
SandRidge Midstream, Inc.
SandRidge Offshore, LLC
SandRidge Onshore, LLC
SandRidge Operating Company
SandRidge Tertiary, LLC
SPN Resources, LLC

By:	/s/ James D. Bennett
Name: James D. Bennett
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tom L. Ward, Philip T. Warman and Justin P. Byrne, and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any and all amendments to this Registration Statement (including post-effective amendments) and any other related registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act of 1933, and to file the same, with all supplements and exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tom L. Ward Tom L. Ward	Chief Executive Officer and Sole Director or Sole Manager* (Principal Executive Officer)	April 18, 2012

/s/ James D. Bennett James D. Bennett	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 18, 2012

/s/ Randall D. Cooley Randall D. Cooley	Senior Vice President—Accounting (Principal Accounting Officer)	April 18, 2012

*	Tom L. Ward serves as (i) sole director of each of Bandon Oil and Gas GP, LLC, Dynamic Offshore Resources NS Acquisition, Inc., Integra Energy, L.L.C., Lariat Services, Inc., SandRidge Exploration and Production, LLC, SandRidge Holdings, Inc., SandRidge Midstream, Inc., SandRidge Offshore, LLC, SandRidge Onshore, LLC, SandRidge Operating Company and SandRidge Tertiary, LLC and (ii) sole manager of each of DBH, LLC and Dynamic Offshore Resources, LLC. Mr. Ward also serves as (i) chairman and chief executive officer of Bandon Oil and Gas GP, LLC, the general partner of Bandon Oil and Gas, LP, (ii) chairman and chief executive officer of Dynamic Offshore Resources NS Parent, Inc., the sole member of Dynamic Offshore Resources NS, LLC and (iii) chairman and chief executive officer of Dynamic Offshore Resources, LLC, the sole member of SPN Resources, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, in the State of Oklahoma, on April 18, 2012.

Dynamic Offshore Resources NS Parent, Inc.

By:	/s/ James D. Bennett
Name: James D. Bennett
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tom L. Ward, Philip T. Warman and Justin P. Byrne, and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any and all amendments to this Registration Statement (including post-effective amendments) and any other related registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act of 1933, and to file the same, with all supplements and exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tom L. Ward Tom L. Ward	Chief Executive Officer and Director (Principal Executive Officer)	April 18, 2012

/s/ James D. Bennett James D. Bennett	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 18, 2012

/s/ Randall D. Cooley Randall D. Cooley	Senior Vice President—Accounting (Principal Accounting Officer)	April 18, 2012

/s/ Philip T. Warman Philip T. Warman	Director	April 18, 2012

/s/ Justin P. Byrne Justin P. Byrne	Director	April 18, 2012

10

EXHIBIT INDEX

Set forth below is a list of exhibits that are being filed or incorporated by reference into this Registration Statement:

Exhibit No.	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	SEC File No.	Exhibit	Filing Date

1.1	Form of Underwriting Agreement.†

4.1	Specimen stock certificate representing Common Stock of SandRidge Energy, Inc.	S-1	333-148956	4.1	1/30/2008

4.2	Indenture, dated May 1, 2008, by and among SandRidge Energy, Inc., certain subsidiary guarantors named therein and Wells Fargo Bank, N.A., as trustee.	8-K	001-33784	4.1	05/02/2008

4.3	First Supplemental Indenture, dated March 15, 2011, by and among SandRidge Energy, Inc., certain subsidiary guarantors named therein, and Wells Fargo Bank, National Association, as trustee.	8-K	001-33784	4.3	03/18/2011

4.4	Indenture, dated May 20, 2008, by and among SandRidge Energy, Inc., certain subsidiary guarantors named therein and Wells Fargo Bank, N.A., as trustee.	8-K	001-33784	4.1	05/21/2008

4.5	Indenture, dated May 14, 2009, by and among SandRidge Energy, Inc., certain subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee.	8-K	001-33784	4.1	05/15/2009

4.6	Indenture, dated December 16, 2009, by and among SandRidge Energy, Inc., certain subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee.	8-K	001-33784	4.1	12/22/2009

4.7	Indenture, dated March 15, 2011, by and among SandRidge Energy, Inc., certain subsidiary guarantors named therein, and Wells Fargo Bank, National Association, as trustee.	8-K	001-33784	4.1	03/18/2011

4.8	Indenture, dated April 17, 2012, by and among SandRidge Energy, Inc., certain subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee.	8-K	001-33784	4.1	04/17/2012

4.9	Supplemental Indenture, dated April 17, 2012, by and among SandRidge Energy, Inc., certain subsidiary guarantors named therein, and Wells Fargo Bank, National Association, as trustee.	8-K	001-33784	4.3	04/17/2012

4.10	Registration Rights Agreement, dated as of February 1, 2012, between SandRidge Energy, Inc. and Dynamic Offshore Holding, LP.	8-K	001-33784	10.1	02/03/2012

4.11	Registration Rights Agreement, dated as of April 17, 2012, by and among SandRidge Energy, Inc., certain subsidiary guarantors named therein and the representatives of the initial purchasers named therein	8-K	001-33784	4.2	04/17/2012

4.12	Certificate of Designation of 8.5% Convertible Perpetual Preferred Stock.	8-K	001-33784	3.1	01/21/2009

4.13	Certificate of Designation of 6.0% Convertible Perpetual Preferred Stock.	8-K	001-33784	3.1	12/22/2009

4.14	Certificate of Designation of 7.0% Convertible Perpetual Preferred Stock.	8-K	001-33784	3.1	11/10/2010

4.15	Form of Senior Indenture.	S-3	333-158554	4.9	04/13/2009

4.16	Form of Subordinated Indenture.	S-3	333-158554	4.10	04/13/2009

4.17	Form of Warrant Agreement.†

5.1	Opinion of Covington & Burling LLP.					*

5.2	Opinion of Philip T. Warman, Esq.					*

5.3	Opinion of Thompson & Knight LLP.					*

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Dividends.					*

23.1	Consent of PricewaterhouseCoopers LLP.					*

23.2	Consent of Hein & Associates LLP.					*

23.3	Consent of DeGolyer and MacNaughton.					*

23.4	Consent of Lee Keeling and Associates, Inc.					*

23.5	Consent of Netherland, Sewell & Associates, Inc.					*

23.6	Consent of Covington & Burling LLP (contained in Exhibit 5.1 hereto).					*

23.7	Consent of Philip T. Warman, Esq. (contained in Exhibit 5.2 hereto).					*

23.8	Consent of Thompson & Knight LLP (contained in Exhibit 5.3 hereto).					*

24.1	Powers of Attorney (included on the signature pages to this Registration Statement).					*

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939.††

†	To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act or in a post-effective amendment to this Registration Statement.

††	To be filed pursuant to Section 305(b)(2) of the Trust Indenture of Act of 1939.